Exhibit 99.1

5880 Pacific Center Blvd, San Diego, CA 92121	858-373-1600	www.infosonics.com

Contact:
Jeffrey A. Klausner	John Mills or Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations
858-373-1600	310-954-1100
ir@infosonics.com	jmills@icrinc.com /
apooley@icrinc.com

INFOSONICS REPORTS FINANCIAL RESULTS FOR THE THREE
AND SIX MONTHS ENDED JUNE 30, 2006

•      Q2 2006 record net sales of $58.3 million, a 79%  increase

•      Six month record net sales of $112.4 million, a 99% increase

•      Q2 2006 net income of $127,000 (reflecting non-cash stock option expense of $1.2 million)

•      Six month net income of $1.3 million (reflecting non-cash stock option expense of $1.2 million, and non-cash income from derivative liability $0.4 million)

SAN DIEGO, CA, August 9, 2006 — InfoSonics Corporation (NASDAQ: IFON), one of the fastest growing distributors of wireless handsets in Latin America, today announced financial results for the three and six months ended June 30, 2006.

Quarter ended June 30, 2006

Net sales for the second quarter of 2006 were $58.3 million, a 79% increase, compared with $32.5 million for the second quarter of 2005.  Units shipped in the second quarter of 2006 increased by 169% over the second quarter of 2005, offsetting a 36% decrease in average selling price per unit. The geographic mix of net sales shifted significantly in the second quarter of 2006 as sales in South America and Central America increased substantially while U.S. sales significantly decreased, compared to the second quarter of 2005.   These two regions represented 94% of net sales in the quarter ended June 30, 2006, compared to 65% in the second quarter of 2005. This increase was primarily the result of the Company’s increased sales and marketing efforts in both of those regions, as well as the general strength in wireless handset sales in the regions.

Gross profit for the second quarter of 2006 was $4.3 million or 7.4% of net sales, a dollar increase of 63%, compared to $2.7 million, or 8.2% of net sales for the second quarter of 2005.  The Company’s gross margins vary from quarter to quarter depending on product and geographic mix.  The decline in the gross margin in the second quarter of 2006 is primarily attributable to a decrease in U.S. sales.

Operating income from continuing operations was $312,000, or 0.5% of net sales for the second quarter 2006.  In accordance with SFAS 123R, during the quarter the Company incurred a $1.2 million non-cash expense, or 2.0% of net sales, relating to stock option grants approved by the Company’s shareholders in the second quarter of 2006, compared to no such expense in the same quarter of last year. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations as a percentage of net sales increased to 2.6%, or $1.5 million for the second quarter of 2006, from 2.1%, or $676,000 in the same quarter of 2005.

Net income for the second quarter 2006, was $127,000 or $0.01 per diluted share, based on 16.3 million diluted weighted-average shares outstanding, compared with $408,000, or $0.04 per diluted share, based on 11.7 million diluted weighted-average shares outstanding for the same quarter a year ago.  Excluding the SFAS 123R non-cash stock option expense, the Company had non-GAAP net income of $1.3 million, or $0.08 per diluted share for the second quarter of 2006.  See non-GAAP reconciliation below.

 ”The second quarter was another strong one for InfoSonics,” stated Joseph Ram, InfoSonics’ President and Chief Executive Officer. “We more than doubled the number of units sold compared to the prior year’s quarter, and during the first six months of 2006 total units sold were greater than the full year of 2005. We continued to increase our product offerings, expanded our carrier customer base, as well as we began shipping to carriers in Mexico and Chile.

Mr. Ram continued, “Based on good handset market fundamentals and InfoSonics’ track record of execution, we believe that the Company is positioned for continued success. We have established positive alignment and working relationships with both our suppliers and customers, and the different operating units of InfoSonics are prepared to provide them top quality products and services.”

Summary Financial Information

	For the Three Months ended June 30, (unaudited)
	2006	2005	Increase
Net Sales	$58,279,558	$32,527,630	79%
Gross ProfitN	$4,331,656	$2,656,583	63%
Operating Income from Continuing Operations	$311,661	$675,804	-54%
Net Income	$127,360	$407,937	-69%
Non-GAAP Operating Income from Continuing Operations	$1,502,282	$675,804	122%
Non-GAAP Net Income	$1,317,981	$407,937	223%
Diluted earnings per share:
Net Income	$0.01	$0.04	-75%
Net Income Non-GAAP	$0.08	$0.04	100%
Diluted weighted average shares outstanding	16,267,032	11,655,586

Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP Financial Measures for the Three Months ended June 30, 2006 (unaudited)

The following are selected results excluding and including the impact of SFAS 123R:

Three Months ended June 30, 2006	Actual	Adjustment		Non-GAAP Pro-forma
Operating income from continuing operations	$311,661	$1,190,621	(a)	$1,502,282
Net income	$127,360	$1,190,621	(a)	$1,317,981
Diluted earnings per share	$0.01	$0.07		$0.08

(a)          To eliminate stock-option compensation charges under SFAS 123R recorded in the second quarter of 2006.

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” which requires the cost relating to share-based payment transactions in which an entity exchanges its equity instruments for goods or services from either employees or non-employees to be recognized in the consolidated financial statements as the goods or services are rendered.  The cost is measured at the fair value of the equity instrument issued as it vests.  The Company is no longer permitted to follow the intrinsic value accounting method under previous accounting guidance, which previously resulted in no expense for stock options for which the exercise price was equal to the fair value of the underlying stock on the date of grant.

The Company believes that excluding the incremental impact of SFAS 123R from net income provides meaningful supplemental information regarding its financial results for the three and six months ended June 30, 2006 as compared to the same period in 2005 since the Company’s consolidated financial statements issued prior to January 1, 2006 did not change as a result of adopting SFAS 123R.  The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year growth and when planning, forecasting and analyzing future periods.  The incremental impact of SFAS 123R during the three and six months ended June 30, 2006 represents the stock option expense related to stock options issued prior to the adoption of SFAS 123R and vested during the three and six months ended June 30, 2006 and the impact of estimating forfeitures related to nonvested shares.

Six Months Ended June 30, 2006

Net sales for the six months ended June 30, 2006 were $112.4 million, a 99% increase, compared with $56.6 million for the six months ended June 30, 2005.  Units shipped for the six months ended June 30, 2006 increased by 202% over the same period in 2005, offsetting a 34% decrease in average selling price per unit. The geographic mix of net sales shifted significantly in the first two quarters of 2006 as sales in South America and Central America increased substantially, while U.S. sales significantly decreased.   These two regions represented 96% of net sales in the six months ended June 30, 2006, compared to 53% in the same period in 2005. This increase was primarily the result of the Company’s increased sales and marketing efforts in both of those regions, as well as the general strength in wireless handset sales.

Gross profit for the six months ended June 30, 2006 was $8.5 million or 7.6% of net sales, a dollar increase of 78%, compared to $4.8 million, or 8.5% of net sales for the same period in 2005.  The Company’s gross margins vary from quarter to quarter depending on product and geographic mix.  The dollar increase in gross profit during the six months ended June 30, 2006 is due to the 99% increase in net sales. The decline in the gross margin in the six months ended June 30, 2006 is primarily attributable to a decrease in U.S. sales.

Operating income from continuing operations was $1.4 million, or 1.2% of net sales for the six months ended June 30, 2006.  In accordance with SFAS 123R, during the six months ended June 30, 2006, the Company incurred $1.2 million, or 1.1% of net sales, of non-cash expense relating to stock option grants approved by the Company’s shareholders in the second quarter of 2006, compared to no such expense in the same period of last year. Excluding the non-cash stock option expense related to SFAS 123R, non-GAAP operating income from continuing operations as a percentage of net sales increased to 2.3%, or $2.6 million for the six months ended June 30, 2006, from 2.2%, or $1.2 million, compared to the same period in the prior year.

Net income for the six months ended June 30, 2006 was $1.3 million, or $0.08 per diluted share based on 15.8 million diluted weighted-average shares outstanding, compared with $723,000, or $0.06 per diluted share based on 11.7 million diluted weighted-average shares outstanding in the same period a year ago.

Excluding the SFAS 123R non-cash stock options expense and SFAS 133 change in fair value of derivative liability described in this press release, non-GAAP net income for the six months ended June 30, 2006 increased 197% to approximately $2.1 million, or $0.14 per diluted share, as compared with approximately $723,000, or $0.06 per diluted share for the same period in 2005.

During the six months ended June 30, 2006, the Company had income from a one-time non-cash change in fair value of derivative liability (for January 2006 financing related warrants) of $399,000 relating to rules on derivative liabilities under SFAS 133. See non-GAAP reconciliations below.

Summary Financial Information

	For the Six Months ended June 30, (unaudited)
	2006	2005	Increase
Net Sales	$112,406,647	$56,551,847	99%
Gross Profit	$8,511,521	$4,787,843	78%
Operating Income from Continuing Operations	$1,395,426	$1,240,150	13%
Net Income	$1,300,686	$722,776	80%
Non-GAAP Operating Income from Continuing Operations	$2,638,490	$1,240,150	113%
Non-GAAP Net Income	$2,144,741	$722,776	197%
Diluted earnings per share:
Net Income	$0.08	$0.06	33%
Net Income Non-GAAP	$0.14	$0.06	133%
Diluted weighted average shares outstanding	15,766,957	11,686,306

Reconciliation of Non-GAAP Financial Measures to the Corresponding GAAP Financial Measures for the Six Months ended June 30, 2006 (unaudited)

The following are selected results excluding the impact of SFAS 123R and SFAS 133:

Six Months ended June 30, 2006	Actual	Adjustment		Non-GAAP Pro-forma
Operating income from continuing operations	$1,395,426	$1,243,064	(a)	$2,638,490
		$1,243,064	(a)
		(399,009)	(b)
Net income	$1,300,686	$844,055		$2,144,741
Diluted earnings per share	$0.08	$0.06		$0.14

(a)          Eliminates non-cash stock-option compensation charges under SFAS 123R recorded in the six months ended June 30, 2006.

(b)         To eliminate non-cash change in fair value of derivative liability under SFAS 133 recorded in the six months ended June 30, 2006.  This derivative liability was reclassified to equity on February 17, 2006.

See above discussion of the impact of SFAS 123R on the Company’s net income.

In June 1998, FASB issued SFAS No. 133, which established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

The Company believes that excluding the incremental impact of SFAS 133 from net income provides meaningful supplemental information regarding its financial results for the six months ended June 30, 2006 as compared to the same period in 2005 since the Company’s consolidated financial statements issued prior to January 1, 2006 were not impacted by adopting SFAS 133.  The Company also believes that this financial information is useful in assessing the Company’s historical performance and year-over-year growth and when planning, forecasting and analyzing future periods.  The incremental impact of SFAS 133 during the six months ended June 30, 2006 represents the change in fair value of the derivative liability (for the January 2006 financing related warrants).  The warrants were marked to market as of February 17, 2006 and thereafter classified as equity.

Webcast and Conference Call Information

InfoSonics will host a conference call today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the Company’s financial results and achievements and answer participants’ questions.  Representing InfoSonics will be Joseph Ram, the Company’s President and Chief Executive Officer, and Jeff Klausner, the Company’s Chief Financial Officer. Investors interested in participating in the call can dial 866-202-0886 from the U.S.  International callers can dial 617-213-8841 and enter passcode 58759672. There will also be a simultaneous webcast available at www.infosonics.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing 888-286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 49617981.

About InfoSonics Corporation

InfoSonics is one of the fastest growing distributors of wireless handsets and accessories in Latin America. InfoSonics provides end-to-end handset and wireless terminal solutions for network operators in both the United States and Latin America. These solutions include product approval and certification, light assembly, logistics services, marketing campaigns, warranty services, and end user support. For more information, please visit http://www.infosonics.com.

Statements contained in this press release may be “forward-looking” statements.” These statements may use forward-looking terms, such as “anticipates,” “believes,” “could,” “estimates,” “may,” “should,” “will,” their negatives or other variations on these terms, or similar terms. The matters in this release that are forward-looking statements, including without limitation, statements about future net sales, sales levels, operating income and margins, wireless handset sales, stock-based compensation expense, gain (loss) in value of derivatives, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks and uncertainties, which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on our business, financial condition or results of operations. Some of these risks and uncertainties, include, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-carrier sales, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) inability to secure or maintain adequate supply of competitive products on a timely basis or on commercially reasonable terms from suppliers; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations; (4) the ability to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services; (5) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (6) an extended general economic downturn; (7) loss of business from one or more significant customers; (8) customer and geographical sales and accounts receivable concentration risk, including in Latin America; (9) rapid product improvement and technological change resulting in inventory obsolescence; (10) future terrorist or military actions; (11) the loss of a key executive officer or other key employees; (12) changes in consumer demand for multimedia wireless handset products and features; (13) failure to adequately adapt to industry changes, including consolidation of the wireless handset carrier market, and to manage potential growth and/or contractions; (14) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options and valuing gain or loss on fair value of derivatives; and (15) seasonal buying patterns; (16) the impact, if any, of changes in EITF 00-19 or SFAS 133 guidance as it relates to warrants and registration rights; and (17) any uninsured damages, legal fees and costs relating to current and future pending and threatened litigation.  Our actual results could differ materially from those anticipated in our forward-looking statements. InfoSonics does not intend to update any forward-looking statements. For a further discussion of significant factors to consider in connection with forward-looking statements concerning InfoSonics, see “Item 1A. Risk Factors” of InfoSonics’ Annual Report on Form 10-K for the year ended December 31, 2005 and “Part II. Item 1A. Risk Factors” of InfoSonics’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(Financial tables follow)

InfoSonics Corporation and Subsidiaries
Consolidated Balance Sheets

	June 30 2006	December 31 2005
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$24,682,320	$7,712,915
Trade accounts receivable, net of allowance for doubtful accounts of $829,625 (unaudited) and $552,993	37,335,171	19,962,630
Inventory, net of reserves of $419,198 (unaudited) and $249,476	7,786,151	5,612,343
Prepaid Inventory	3,172,297	1,680,086
Prepaid expenses	394,585	231,400
Prepaid taxes	624,893	246,796
Net assets of discontinued operations	17,625	18,931
Deferred tax assets — current	657,000	550,000
Total current assets	74,670,042	36,015,101
Property and equipment, net	653,944	426,917
Intangible assets	504,000	504,000
Deferred tax assets — non-current	19,000	—
Other assets	114,330	90,791
Total assets	$75,961,316	$37,036,809
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Line of credit	$20,000,000	$10,000,000
Accounts payable	16,624,255	5,986,890
Accrued expenses	4,302,790	2,983,880
Income taxes payable	73,386	—
Total current liabilities	41,000,431	18,970,770
Deferred tax liability non-current	—	22,207
Total Liabilities	41,000,431	18,992,977
Stockholders’ equity
Preferred stock, $0.001 par value 10,000,000 shares authorized 0 and 0 shares issued and outstanding	—	—
Common stock, $0.001 par value 40,000,000 shares authorized 13,896,608 and 11,252,844 shares issued and outstanding	13,896	11,252
Additional paid-in capital	29,044,648	13,421,311
Retained earnings	5,902,341	4,611,269
Total stockholders’ equity	34,960,885	18,043,832
Total liabilities and stockholders’ equity	$75,961,316	$37,036,809

InfoSonics Corporation and Subsidiaries
Consolidated Statements of Income
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$58,279,558	$32,527,630	$112,406,647	$56,551,847
Cost of sales	53,947,902	29,871,047	103,895,126	51,764,004
Gross profit	4,331,656	2,656,583	8,511,521	4,787,843
Operating expenses, (including non-cash expense for stock options of $1,190,621 and $1,243,064) for the three and six months ended June 30, 2006	4,019,995	1,980,779	7,116,095	3,547,693
Operating income from continuing operations	311,661	675,804	1,395,426	1,240,150
Other income (expense)
Change in fair value of derivative liability	—	—	399,009	—
Interest income (expense)	(118,991)	(61,155)	(199,557)	(85,975)
Income from continuing operations before provision for income taxes	192,670	614,649	1,594,878	1,154,175
Provision for income taxes	66,502	195,705	293,540	414,315
Income from continuing operations	126,168	418,944	1,301,338	739,860
Gain (loss) from discontinued operations	1,192	(11,007)	(652)	(17,084)
Net income	$127,360	$407,937	$1,300,686	$722,776
Basic earnings per share
From continuing operations	$0.01	$0.04	$0.10	$0.07
From discontinued operations	$0.00	$(0.00)	$(0.00)	$(0.00)
Net Income	$0.01	$0.04	$0.10	$0.07
Diluted earnings per share
From continuing operations	$0.01	$0.04	$0.08	$0.06
From discontinued operations	$0.00	$(0.00)	$(0.00)	$(0.00)
Net Income	$0.01	$0.04	$0.08	$0.06
Basic weighted-average number of common shares outstanding	13,686,300	10,424,000	13,242,672	10,424,000
Diluted weighted-average number of common shares outstanding	16,267,032	11,655,586	15,766,957	11,686,306

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